MUTUAL TERMINATION AGREEMENT



This Mutual Termination Agreement (this "Termination Agreement") is made and entered into effective May 15, 1997, by and between Syntera Technologies, Inc., a Delaware corporation formerly known as APS Systems, Inc. ("Syntera"), American Physicians Service Group, Inc., a Texas corporation ("APSG") and International Software Solutions, Inc., a Virginia corporation ("ISSI").

R E C I T A L S:

WHEREAS, Syntera and ISSI entered into that certain Joint Development Agreement dated July 1, 1996, subsequently modified by that certain Letter Agreement dated July 1, 1996 (together, the "Joint Development Agreement"); and

WHEREAS, in connection with entering into the Joint Development Agreement, Syntera and ISSI also entered into a Stock Acquisition Agreement dated July 1, 1996 (the "Stock Acquisition Agreement") and, together with APSG, a Stock Transfer Restriction and Shareholders Agreement dated July 1, 1996 (the "Shareholders Agreement"); and

WHEREAS, under the Stock Acquisition Agreement ISSI obtained One Thousand Forty-One (1,041) shares of Syntera common stock, all of which was initially placed in escrow pursuant to that certain Escrow Agreement (the "Escrow Agreement") by and among Syntera, ISSI, APSG, and Small, Craig & Werkenthin, P.C., a Texas professional corporation (the "Escrow Agent"); and

WHEREAS, Three Hundred (300) shares of the Syntera common stock that were initially placed in escrow have been released from escrow pursuant to the terms of the above described documents and is currently in the possession of ISSI (the "Released Stock"), and Seven Hundred Forty-One (741) shares remain in escrow as of the date of this Termination Agreement (the "Escrowed Stock"); and

WHEREAS, the parties desire to terminate the Joint Development Agreement, the Stock Acquisition Agreement, the Escrow Agreement and the Shareholders Agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of Joint Development Agreement. The parties agree that the Joint Development Agreement is terminated for all purposes effective May 15, 1997, and that no parties shall have any rights or obligations with respect thereto to the extent such rights or obligations arise on or after May 15, 1997 or are otherwise released hereby. Neither Syntera nor APSG shall have any payment obligations to ISSI or any of its representatives under the Joint Development Agreement or any of the other agreements terminated hereby, for the month of May, 1997; and except as set forth in Section 2 below, none of Syntera, ISSI or APSG shall have any payment obligations whatsoever to one another.

Notwithstanding the termination of the Joint Development Agreement, the provisions of ARTICLE VIII (Confidentiality) and ARTICLE IX (Ownership of Development Projects) shall continue to be binding and enforceable; subject to ISSI's license to the Scheduling System as described below. ISSI represents and warrants that it has delivered to Ms.Jackie Fife, as representative of Syntera, any and all notes, plans, notebooks, data, information and other material acquired or compiled by ISSI or Syntera with respect to the Joint Development Agreement and/or the Development Projects (as defined in the Joint Development Agreement), including source code, object code and technical documentation, without retaining any copies thereof, in compliance with ARTICLE IX of the Joint Development Agreement; provided that ISSI may retain its information related specifically to the Scheduling System, as defined below.

2. Sale of Syntera Stock by ISSI. ISSI hereby sells, transfers and conveys to APSG all right, title and interest in and to the Three Hundred (300) shares of common stock of Syntera comprising the Released Stock. The total purchase price for the Released Stock is (i)$50,000 which has been paid to ISSI upon execution and delivery of this Termination Agreement by all parties, the receipt and sufficiency of which is hereby acknowledged by ISSI, (ii)the grant by Syntera to ISSI of a perpetual, royalty free, non-exclusive license to that certain Syntera Scheduling System that was developed jointly under the Joint Development
Agreement (the "Scheduling System"), the grant of which license is hereby acknowledged by Syntera, and (iii)the transfer by Syntera of all its rights to that certain third party proprietary software described on Exhibit-A hereto (the "Third Party Software"), but only to the extent the third party owners or licensors of the Third Party Software consent to such transfer. Syntera hereby agrees to contact the owners or licensors of the Third Party Software to attempt to arrange for the record transfer of the rights therein from Syntera to ISSI; provided any costs associated with such transfer must be paid by ISSI. Upon obtaining the consent of the owners or licensors of each software system included in the Third Party Software, Syntera will promptly deliver all media and documentation related thereto to ISSI. Promptly after execution of this Termination Agreement by all parties, Syntera will use its best efforts to deliver a copy of all software programs comprising the Scheduling Systems to ISSI in machine readable form.

Syntera hereby grants ISSI the right to retain possession of that certain equipment and other assets described on Exhibit-B attached hereto (the "Conveyed Assets") which the parties acknowledge to be in ISSI's possession as of the execution of this Termination Agreement. If, on or before June 30, 1997, ISSI elects not to retain the Conveyed Assets, ISSI shall ship all of the Conveyed Assets, in good, working condition, ordinary wear and tear only excepted, to Syntera at Syntera=s executive offices in Austin, Texas, with all fully insured shipping costs prepaid by ISSI. Upon receipt of the Conveyed Assets in such good, working condition, Syntera will promptly forward an additional $5,000 to ISSI, and ISSI will have no further right, title or interest whatsoever in or to the Conveyed Assets.

ISSI represents and warrants to APSG and Syntera that ISSI owned all right, title and interest in and to the Released Stock, and had not transferred, assigned or conveyed any interest therein to any person or entity whatsoever. ISSI further agrees that APSG shall be entitled to cause Syntera to be the record purchaser of the Released Stock and that ISSI will execute such stock powers and other documents and instruments as may be reasonably requested by APSG or Syntera to evidence the purchase of the Released Stock by APSG or Syntera. ISSI shall have no further rights in or to the Seven Hundred Forty-One
(741) shares of Syntera common stock comprising the Escrowed Stock, or any other stock or interest in Syntera, and ISSI agrees to provide, and to cause its representatives to execute and deliver, such instructions to the Escrow Agent as Syntera or APSG may request so that the Escrowed Stock will be delivered to Syntera for cancellation. The parties agree that for all purposes, the Escrowed Stock shall be deemed to have never been issued. ISSI further agrees to execute such stock powers and other documents and instruments as may be necessary, or as may be requested by APSG or Syntera, to effect the cancellation of the Escrowed Stock.

3. Termination of Shareholders Agreement. The parties hereto agree that the Shareholders Agreement shall be terminated and of no further force or effect as of May 15,1997. Without limiting the generality of the foregoing, the parties specifically acknowledge and agree that APSG shall have no obligation whatsoever to contribute any cash or property to Syntera, regardless of whether any such obligation existed at or prior to May 15,1997, and accordingly, Section 6.5 of the Shareholders Agreement shall be considered null and void for all purposes.

ISSI agrees to cause Haridhas Chumbukavi to resign as president, chief technical officer and a director of Syntera effective May 15, 1997, and to cause Terence Kuch to resign as a director of Syntera effective May 15, 1997. Furthermore, ISSI agrees to cause all of its representatives who hold any elected office as an officer, director, agent or otherwise, with Syntera to resign such positions in writing effective May 15, 1997. ISSI agrees to execute and deliver, and to cause its representatives to execute and deliver, such shareholder and director consents as APSG may request in order to fully authorize Syntera to enter into and perform this Termination Agreement and to consummate the transactions contemplated hereby, including without limitation the amendment of Syntera's articles of incorporation and/or bylaws to remove provisions inserted for purposes of complying with the provisions of the Shareholders Agreement or any of the other agreements terminated hereby.

4. Termination of Stock Acquisition Agreement. The parties hereto agree that they will have no further rights or obligations whatsoever pursuant to the Stock Acquisition Agreement and that such agreement is hereby terminated in all respects.

5. Mutual Releases. Each of Syntera, ISSI and APSG does hereby forever release and discharge the escrow agent named in the Escrow Agreement, and all the parties to this Termination Agreement, and their respective shareholders, directors, officers, agents, employees, affiliates and representatives, from any and all claims, demands, causes of actions, obligations, debts or other rights, whether arising from the law of contract, tort, property, common law, constitutional law or statutory law, known or unknown, which it may have or could assert, including but not limited to, any and all claims, demands, causes of action, obligations, debts or other rights relating in any way to the Joint Development Agreement, the Stock Acquisition Agreement, the Shareholders Agreement, and/or the Escrow Agreement, or any breaches or potential breaches of any such agreements, or the transactions or other matters contemplated in any such agreements. The unnamed shareholders, directors, officers, agents, affiliates, employees and representatives of the parties and the escrow agent are included in this release for the purpose of fully releasing all claims arising out of, or relating in any way to, the various agreements described above and the transactions or other matters contemplated therein. Notwithstanding the foregoing, nothing contained in this Section5 is intended to release ISSI with respect to its obligations under the provisions of ARTICLEVIII (Confidentiality) and ARTICLE IX (Ownership of Development Projects) of the Joint Development Agreement. Furthermore, nothing contained in this Section 5 is intended to release any of the parties hereto of any of their obligations under this Termination Agreement. Each of the parties hereto represents and warrants that if it has full authority to grant the releases contained in this Section 5 and it has not assigned or otherwise transferred any of the claims, demands, causes of action, obligations, debts or other rights purported to be released by or pursuant to this Section 5.

6. Miscellaneous. The parties agree to make no public disclosures concerning this Termination Agreement or the agreements or relationships terminated herein except (i)such disclosures as may be required by law, and (ii)such disclosures as may be mutually agreed upon by the parties. Syntera and ISSI agree to take such steps and execute such documents and instruments as may reasonably be necessary or requested to more fully document and/or implement the transactions contemplated above. Neither Syntera nor ISSI may assign this Termination Agreement, or any rights or obligations hereunder, in whole or in part, without the express prior written consent of the other party in each instance. This Termination Agreement shall be construed, enforced and governed in all respects by the laws (but not the rules governing conflicts of laws) of the United States of America and the State of Texas.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the date first above written.

SYNTERA:                                 Syntera Technologies, Inc.


                                             By:

                                             Printed Name:

                                             Title:


ISSI:                                    International Software Solutions, Inc.


                                             By:

                                             Printed Name:

                                             Title:


APSG:                                    American Physicians Service Group, Inc.


                                             By:

                                             Printed Name:

                                             Title:

EXHIBIT-A

THIRD PARTY SOFTWARE



          DESCRIPTION                                       SERIAL NUMBER
          -----------                                       ----------------
1.  Erwin Open 2.6 (2 licenses, 1 copy of media)            111FOL0276004872
                                                            111F0L0276004884

2.  PVCS

     9 - Version Manager WIN/NT                             2000012

     9 - Tracker WIN/NT                                     240033

     1 - Configuration Builder WIN/NT                       100022

     1 - Notify                                             7696153622

3.  Powerbuilder - 3 user licenses                          P60001036463
                                                            P60001036635
                                                            P60001035963


4.  Sysbase Server Software and 10 user pack                SNPUL0000754

EXHIBIT-B

CONVEYED ASSETS



DESCRIPTION/QUANTITY

Main Machine
Hewlett-Packard 3000, Model 917LX, serial number 3209A15287 with the following peripherals:

1. Console - Hewlett-Packard Model 700/92, serial number 2745A01322

2. 1.35GB disk drive, Herstal Automation Limited, serial number 3302A00863/03496

3.   DTC - Hewlett-Packard Model 2340A, serial number
     3029A03066

4. Hard disk - Hewlett-Packard Model HP6000 SCSI SE, serial number US40005079 / JP41002730

5.   Keyboard - Hewlett-Packard, serial number 3111S10749


Manuals


1.   Paper manuals (Qty - 2)

2.   Application manuals on floppy disks (Qty - 2)

3.   Manual on CD ROM (Qty - 1)


HP Digital Data Storage

1.   90m Data Cartridge - Blank (Qty - 1)
2.   60m Data Cartridge - Blank (Qty - 1)

Software for networking

1.   Reflection 1/Windows VAR-Domestic Ver:5.20 (Qty-4)
2.   RNS 3000/Windows VAR Pack Ver.5.10 (Qty-4)

Additional Assets

1.   COBOL II/XL Compiler                    Item Number 31500A
2.   System License for HP 3000              Item Number 31500A/310
3.   Tier 1 SPUs Toolset/iX                  Item Number 36044A
4.   CPU Class License                       Item Number 36044A/310
5.   HP 3000 MPE/iX FOS media                Item Number 51453B

6.   U.S. -English Localization              Item Number 51453B/ABA
7.   DDS cartridge                           Item Number 51453B/AAH
8.   Add-on software product-only            Item Number 51453B/002
9.   MPE/iX Release 5.0                      Item Number 51453B/250
10.  MPE/iX O.S. Upgrade                     Item Number FOS3625-AAH/0003


                                      PAGE 2